                                                                    EXHIBIT 10.1




         Portions of this Exhibit have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                                SUPPLY AGREEMENT


         This Supply Agreement ("Agreement") is entered into on this 2nd day of February, 2005 (the "Effective Date"), by and between Schwarz Pharma Manufacturing, Inc., an Indiana corporation, doing business at 1101 "C" Avenue West, Seymour, Indiana 47274 ("Schwarz"), and OSI Pharmaceuticals, Inc., a Delaware corporation with executive offices at 58 South Service Road, Melville, New York 11747 ("OSI").


                                    RECITALS


         WHEREAS, OSI is a developer and marketer of pharmaceutical products, including the Product (as hereinafter defined);

         WHEREAS, OSI would like to engage Schwarz to manufacture and supply its commercial and clinical requirements of the Product for OSI pursuant to the terms hereof; and

         WHEREAS, Schwarz has the capability and capacity to manufacture and supply the Product pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

                     ARTICLE 1. DEFINITIONS; INTERPRETATION

1.1 "Act" shall mean the United States Food, Drug and Cosmetic Act (21 U.S.C. 301, et seq.) and regulations promulgated thereunder, as each may be amended from time to time.

1.2 "Affiliate" shall mean, with respect to a party, any person or entity controlling, controlled by or under common control with such party, with the term "control" (and its derivatives) meaning the direct or indirect ownership of fifty percent (50%) or more of the voting common stock or similar equity ownership interest or any other arrangement whereby a party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or entity.

1.3 "API" shall mean the active pharmaceutical ingredient known as erlotinib hydrochloride (formerly OSI-774-01).

1.4 "API Specifications" shall mean the specifications for the API as set forth in Schedule 1.4 attached hereto, with such modifications as Schwarz and OSI may agree upon from time to time or as may be requested by OSI from time to time and consented to in writing by Schwarz, which consent shall not be unreasonably withheld. Any such modification shall become effective upon being reduced to a writing signed by the appropriate representatives of each party, whereupon Schedule 1.4 shall be amended or replaced in accordance with such signed writing.

1.5 "cGMP" shall mean current good manufacturing practices required by the Act and all applicable regulations thereunder.

1.6 "Failure to Supply" shall mean that, during any ** period during the Term (which period shall be measured as set forth below), (i) multiple instances of Inability to Supply have occurred and (ii) as a result of such instances of Inability to Supply, the aggregate quantity of Product that Schwarz has supplied during such ** period, either on time or within the ** cure period applicable to any Inability to Supply, represents less than ** of the aggregate quantity of Product specified in Valid Purchase Orders submitted to Schwarz in accordance with this Agreement for shipment during such ** . The ** period applicable to any determination of whether a Failure to Supply has occurred shall commence upon the required delivery date specified in the Valid Purchase Order to which the first applicable instance of Inability to Supply relates. Notwithstanding the foregoing, in the event that the amount of Product specified in any Valid Purchase Order to which an Inability to Supply relates constitutes more than ** of the aggregate amount of all Product specified in Valid Purchase Orders submitted to Schwarz in accordance with this Agreement for shipment during any ** period as measured in accordance with this Article 1.6, then the total amount that Schwarz shall be deemed to have failed to timely supply as a result of such Inability to Supply shall be limited to such amount that is ** of such aggregate amount.

1.7      "FDA" shall mean the United States Food and Drug Administration.

1.8 "Inability to Supply" shall mean, with respect to any Valid Purchase Order submitted to Schwarz in accordance with the terms of this Agreement, that (i) subject to the last sentence of Article 2.3.5, Schwarz has failed to supply at least the aggregate quantity of Product specified in such Valid Purchase Order on or prior to the delivery date specified in such Valid Purchase Order and (ii) Schwarz has failed to cure such failure within ** following Schwarz's receipt of written notice from OSI of such failure by supplying, prior to the expiration of such ** period, the quantity of Product which, together with the quantity theretofore supplied in respect of such Valid Purchase Order, equals at least the aggregate quantity of Product specified in such Valid Purchase Order. Schwarz shall give written notice to OSI prior to the expiration of such ** period, specifically referencing this Article 1.8, in the event Schwarz, in its sole discretion, determines that it is incapable of curing such failure within ** , in which event an Inability to Supply shall be deemed to have arisen as of the date of such notification; provided that under no circumstances shall Schwarz have any liability to OSI hereunder in the event no such notification is given.


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                                     Page 3

1.9 "NDA" shall mean the New Drug Application filed with the FDA in respect of the Product, including any sNDA and all subsequent submissions in respect of such New Drug Application or any such sNDA.


1.10 "Product" shall mean the pharmaceutical drug product containing erlotinib HCl for human use currently known as Tarceva(TM) as intended for either clinical or commercial use; provided that the intravenous
         (IV) and oral solution/suspension formulations of Tarceva(TM) developed by OSI shall not be included within this definition.

1.11 "Product Specifications" shall mean the specifications for the Product as set forth in Schedule 1.11 attached hereto, with such modifications as Schwarz and OSI may agree upon from time to time or as may be requested by OSI from time to time and consented to in writing by Schwarz, which consent shall not be unreasonably withheld. Any such modification shall become effective upon being reduced to a writing signed by the appropriate representatives of each party, whereupon
         Schedule 1.11 shall be amended or replaced in accordance with such signed writing.

1.12 "Proprietary Information" shall mean all confidential information disclosed by either party to the other hereunder and designated in writing by the disclosing party as "Confidential" (or equivalent), and all material disclosed orally which is declared to be confidential by the disclosing party, and shall include trade secrets, methods of manufacture and operation, and any other technical data, provided by a party or used in connection with the development, manufacture or sale of a Product, including without limitation, the API Specifications, the Product Specifications, Product formula, know-how, experimental data, inventions, discoveries, improvements, processes, methods, developments, ideas, suggestions, devices, Master Batch Records, production batch records, clinical and pre-clinical data; documents, memoranda, customer reports, customer data, marketing strategy, Product costs and other financial information; licenses, and other intellectual property rights, and any other information about the general business operations as presently conducted by a party, or its Affiliate.

1.13     [RESERVED]

1.14 "Territory" shall mean the United States of America, its territories and possessions and the Commonwealth of Puerto Rico.

1.15 "Trademark(s)" shall mean the trade name(s) used by OSI for the sale and promotion of the Product as listed in Schedule 1.15 attached hereto, as may be amended from time to time.

1.16 "Valid Purchase Order" shall mean a purchase order which meets the requirements of Article 2.

1.17 Other Defined Terms. The following terms are defined in the Articles or other sections of the Agreement indicated below.

           **  Fee......................................................2.1.2
           **  Notice...................................................2.1.2
           **  Right....................................................2.1.2
         Agreement...................................................preamble
         Article 2.1.3 Fee..............................................2.1.3
         Article 2.1.3 Right............................................2.1.3
         Claim...........................................................13.1
         Detailed Product Forecast......................................2.3.2
         Effective Date..............................................preamble
         Long-Term Product Forecast.....................................2.3.1
         Manufacturing Documentation....................................8.6.2
         Manufacturing Process..........................................8.6.1
         OSI.........................................................preamble
         OSI Indemnitees.................................................13.1
         Purchase Order Agreement........................................17.9
         Quality Assurance Agreement......................................2.8
         Requirements...................................................2.1.1
         Schwarz.....................................................preamble
         Schwarz Indemnitees.............................................13.2
         Term.............................................................8.1

1.18 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, "herein," "hereto," "hereof," and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the word "including" means "including, but not limited to"; (c) words importing the singular will also include the plural, and vice versa; and (d) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. References to "$" or "Dollars" will be references to United States Dollars.



                           ARTICLE 2. TERMS OF SUPPLY

2.1      Exclusivity.

         2.1.1 Subject to the terms and conditions of this Agreement, including Articles 2.1.2 and 2.1.3, (i) OSI agrees to purchase exclusively from Schwarz pursuant to the terms of this Agreement OSI's entire commercial and clinical requirements of the Product for use, distribution, sale or resale in the Territory (hereinafter referred to as OSI's "Requirements") and (ii) OSI shall not manufacture itself or purchase or procure from any other manufacturer or source, including any of its Affiliates, partners or any other parties with which any of them has entered into any

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                                     Page 5
                  collaboration arrangement regarding the Product, any of its Requirements of the Product. For the avoidance of doubt, except as expressly provided in this Agreement, OSI shall not obtain any of its Requirements of the Product manufactured by Schwarz from any third party (including, but not limited to, F. Hoffman-LaRoche Ltd. or any of its Affiliates).

         2.1.2    Notwithstanding Article 2.1.1, subject to the terms of this
                  Article 2.1.2, commencing after the second anniversary of the Effective Date, OSI shall have the right (the " ** Right") to manufacture for itself or purchase or procure from any of its Affiliates or any third party up to ** of its Requirements of the Product during any one or more calendar years, as determined on the basis of the aggregate quantities of the Product actually purchased from Schwarz, manufactured by OSI and purchased or procured by OSI from any Affiliate of OSI or any third party. The ** Right shall be exercisable on a calendar year-by-calendar year basis and OSI shall have no right to manufacture itself or procure from any party other than Schwarz any of OSI's Requirements for the Product during any calendar year in respect of which the ** Right has not been exercised in accordance herewith. In order to exercise the ** Right, OSI shall deliver written notice (a " ** Notice") to Schwarz not less than thirty (30) days prior to placing an order for any portion of its Requirements of the Product with an Affiliate of OSI or a third party or commencing manufacture of any portion of its Requirements of the Product itself. Not later than two (2) weeks after the date on which OSI places any such order for any portion of its Requirements of Product with an Affiliate or third party, commences manufacture of any portion of its Requirements of the Product itself or otherwise initiates supply of any portion of its Requirements of the Product pursuant to its exercise of the ** Right in a given calendar year, OSI shall pay Schwarz ** (the " ** Fee") by wire transfer of immediately available funds to an account designated by Schwarz. In no event shall the ** Fee be pro rated, including on the basis of when during the applicable calendar year the ** Notice is given or in the event that less than ** of OSI's Requirements of the Product for such calendar year are actually purchased or procured from parties other than Schwarz. For the avoidance of doubt, the ** Fee will be payable in respect of each calendar year for which the ** Right is exercised. After delivering a ** Notice, OSI shall provide to Schwarz quarterly written reports specifying the amount of Product manufactured by OSI or purchased or procured from a party other than Schwarz during the preceding quarter, which reports shall be certified by an officer of OSI and shall be delivered to Schwarz within thirty (30) days following the end of each calendar quarter during each year in respect of which a ** Notice has been given. Once per year during the Term, OSI shall permit Schwarz and its authorized representatives to review its books and records to the extent reasonably required


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                                     Page 6
                  to verify compliance with this Article 2.1.2 upon prior notice and during normal business hours.

         2.1.3    Notwithstanding Article 2.1.1, subject to the terms of this
                  Article 2.1.3, at any time following the fifth anniversary of the Effective Date, OSI or an Affiliate of OSI shall have the right (the "Article 2.1.3 Right") to manufacture, in its own capacity, all or a portion of OSI's Requirements of the Product during the remainder of the Term. OSI may exercise the
                  Article 2.1.3 Right by delivering written notice to Schwarz not less than ninety (90) days prior to commencing manufacture of all or a portion of OSI's Requirements of the Product. Concurrently with delivery of such notice, OSI shall pay Schwarz ** (the "Article 2.1.3 Fee") by wire transfer of immediately available funds to an account designated by Schwarz.

         2.1.4 Anything to the contrary notwithstanding, for purposes of this Agreement, OSI's Requirements shall be deemed to include all of the following parties' requirements of the Product for use, distribution, sale and resale in the Territory: OSI and its Affiliates and partners and any other party with whom any of them has entered into any collaboration arrangement involving the Product. OSI shall not avoid its purchase obligations under this Agreement by purchasing or selling Product indirectly through distributors, co-promotion partners, licensees or similar purchasing or selling arrangements.

         2.1.5 For the avoidance of doubt, (i) in no event shall OSI's exercise of the ** Right diminish OSI's obligations pursuant to Article 2.1.1 in respect of the remaining ** of OSI's Requirements for any year during which the ** Right has been exercised or OSI's obligations pursuant to Article 2.1.1 in respect of any year during which the ** Right has not been exercised and (ii) in no event shall any exercise by OSI of the ** Right or the Article 2.1.3 Right affect, diminish or otherwise modify any provision of this Agreement other than
                  Article 2.1.1.

         2.1.6 Subject to the terms and conditions of this Agreement, OSI shall be permitted to resell Product purchased from Schwarz hereunder to F. Hoffman-LaRoche Ltd. corresponding solely to special license sales to be made by F. Hoffman-LaRoche Ltd. within Europe prior to such time as F. Hoffman-LaRoche Ltd. receives marketing approval to sell its own erlotinib hydrochloride product within the country in question; provided that OSI shall bear all responsibility and expense regarding legal and regulatory compliance associated with such sales. OSI hereby represents and warrants that such sales shall only be made in full compliance with all applicable legal and regulatory requirements.

2.2 Supply of Product, API and Raw Materials. Subject to the terms and conditions of this Agreement, Schwarz agrees to supply the Product to OSI in accordance with the Product Specifications, cGMP, any applicable laws and regulations, and the Quality Assurance



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                                     Page 7

         Agreement and in the quantities ordered and at the delivery times agreed upon by the parties pursuant to this Article 2. OSI shall supply to Schwarz without charge (unless otherwise required herein) all API, conforming to the API Specifications, which is required to manufacture Product hereunder. OSI shall supply API which meets the API Specifications on dates and in amounts necessary to allow Schwarz to supply Product to OSI consistent with the forecasts set forth in this
         Article 2 and shall ensure that Schwarz is at all times in possession of sufficient API which meets API Specifications to meet such forecasts. Schwarz shall supply all other necessary raw materials for the manufacture and packaging of the Product in accordance with the terms of this Agreement. Notwithstanding any other provision of this Agreement, Schwarz shall not be liable for any failure or delay to meet its obligations hereunder, to the extent such failure or delay is attributable to OSI's failure or delay to supply API which meets the API Specifications on a timely basis. Schwarz shall promptly notify OSI in writing if it becomes apparent to Schwarz that any API does not meet the API Specifications. Each party acknowledges that OSI shall be responsible for all aspects of securing and maintaining API supply, including, without limitation, obtaining FDA approval for any and all API suppliers and complying with all relevant legal and regulatory requirements regarding API supply. Schwarz will provide monthly inventory reports of the API held by Schwarz. Schwarz and OSI agree and acknowledge that a true and correct report of Schwarz's inventory of the API as of the Effective Date is set forth in Schedule 2.2. These reports should be delivered no later than the close of business on the nineteenth (19th) day of each calendar month for the preceding month. Schwarz will exercise reasonable commercial efforts to ensure the accuracy of these inventory reports through proper internal controls. OSI or its designee shall have the right to inspect Schwarz's inventory reports and may at its own expense conduct a physical inventory of any OSI assets being held by Schwarz not more frequently than once each calendar year upon reasonable notice to Schwarz.

2.3      Forecasts.

         2.3.1 Long-Term Forecasts for Required Product. No later than January 15th of each calendar year during the Term, OSI shall provide Schwarz with a forecast (a "Long-Term Product Forecast") setting forth OSI's estimate of its Requirements of Product for each of the three (3) years following the date of such forecast, which shall in all cases represent a good faith estimate of its actual demand for the Product based on market conditions and OSI's need for a reasonable safety stock. The initial Long-Term Product Forecast is attached hereto as
                  Schedule 2.3.1.

         2.3.2 Detailed Forecast for Required Product. OSI shall also provide Schwarz with a detailed rolling forecast setting forth OSI's Requirements for the Product for each calendar quarter during the succeeding twelve (12) month period (each, a "Detailed Product Forecast") which shall in all cases represent a good faith estimate of actual demand for the Product based on market conditions and OSI's need for a reasonable safety stock, the first quarter of which shall constitute a single firm purchase order from OSI for all purposes hereunder. The initial

                  Detailed Product Forecast for the period ** is attached hereto as Schedule 2.3.2 and shall be updated quarterly for the subsequent twelve (12) months no later than ** preceding the first month of the first calendar quarter in question, so that each quarter Schwarz shall have been provided with a rolling Detailed Product Forecast for each calendar quarter during the twelve (12) month period commencing ** after the date on which such Detailed Product Forecast is due. The Detailed Product Forecast shall be accompanied by a purchase order for the first quarter of each such Detailed Product Forecast, which purchase order shall contain quantities and delivery dates consistent with this Article 2 and any other necessary detail. The remaining portion of the Detailed Product Forecast shall be firm, subject to the permissible variances set forth below in Article 2.3.4. If OSI fails to provide any updated Detailed Product Forecast, the Detailed Product Forecast last provided by OSI shall be deemed to be OSI's Detailed Product Forecast for the next succeeding twelve (12) month period.

         2.3.3 Initial Purchase Orders. An initial binding purchase order is attached hereto as Exhibit A-1, which binding purchase order covers the period from the ** . In addition, Schwarz and OSI hereby agree that the outstanding purchase order attached hereto as Exhibit A-2 (the "Prior Purchase Order") shall be subject to and governed in accordance with the terms of this Agreement as though such purchase order was made during the term of and expressly subject to this Agreement; provided, however, that (i) the price applicable to the Product to be supplied pursuant to such Prior Purchase Order shall be as set forth in that certain Purchase Order Agreement, dated October 21, 2004, between Schwarz and OSI, as amended (the "Purchase Order Agreement"), (ii) the quantities of Product specified in the Prior Purchase Order shall not be counted as Product purchased pursuant to this Agreement for purposes of Schedule
                  5.1 hereto, (iii) OSI hereby acknowledges that the Product specified in the Prior Purchase Order has heretofore been supplied by Schwarz in full satisfaction of Schwarz's obligations in respect of the Prior Purchase Order and under the Purchase Order Agreement and this Agreement with respect to the Prior Purchase Order, and (iv) OSI shall pay the entire remaining unpaid balance owing to Schwarz in respect of the Prior Purchase Order, equal to ** , within ** after the Effective Date, by wire transfer of immediately available funds to an account specified by Schwarz.

         2.3.4 Detailed Product Forecast Variances. Each updated Detailed Product Forecast may modify the amounts estimated in the previous Detailed Product Forecast for the periods of time in question in accordance with the following limitations:

                  (a) For the first calendar quarter covered by such updated Detailed Product Forecast, no change in excess of ** volume increase or decrease from the prior Detailed Product Forecast for the period of time in question may be made unless Schwarz consents;



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                  (b)      For the second calendar quarter covered by such
                           updated Detailed Product Forecast, no change in excess of a ** volume increase or decrease from the prior Detailed Product Forecast for the period of time in question may be made unless Schwarz consents; and

                  (c) For the third calendar quarter covered by such updated Detailed Product Forecast, no change in excess of an ** volume increase or decrease from the prior Detailed Product Forecast for the period of time in question may be made unless Schwarz consents.

         2.3.5 Each of the Long-Term Product Forecasts and the Detailed Product Forecasts shall contain a detailed forecast for each period for each dosage strength of the Product. The Long-Term Product Forecasts, the Detailed Product Forecasts and all purchase orders submitted by OSI (including without limitation those purchase orders submitted pursuant to Article 2.3.2 above) shall be limited to whole batch quantities and shall under no circumstances contain partial batch quantities. To the extent actual batch sizes manufactured by Schwarz differ from the batch sizes set forth in the Quality Assurance Agreement based on variations in yield or other factors, the quantities of actual Product units contemplated by the applicable purchase orders will be automatically adjusted to reflect the actual batch sizes manufactured by Schwarz.

         If OSI desires to exceed the limitations set forth in this Article 2, Schwarz shall make reasonable efforts to accommodate such changes, but shall not be required to exceed such limitations.

2.4 Purchase Orders. OSI agrees to initiate purchases of the Product by issuing to Schwarz a purchase order not less than ** prior to the required delivery date set forth in such purchase order. Schwarz agrees to accept any order issued in accordance with this Article 2 which specifies quantities consistent with those set forth in the Detailed Product Forecast and allowable variances in this Article 2 for such quarter and to meet the delivery dates specified thereon. All purchase orders hereunder shall be on OSI's standard purchase order form attached hereto as Schedule 2.4, shall include a delivery date that is consistent with the requirements of this Article 2 and shall be directed to Schwarz Manufacturing, Inc. ** . All purchase orders shall be governed exclusively by the terms of this Agreement. Any term or condition in any purchase order, confirmation, invoice or other document furnished by Schwarz or OSI that is in any way inconsistent with these terms and conditions is hereby expressly rejected, unless mutually agreed upon in writing by both parties. Schwarz will provide written confirmation and acceptance within ** after receipt of purchase orders submitted by OSI, provided they meet the requirements of this
         Article 2. In the event any purchase order is not accepted, a substitute delivery date and/or other terms which would make the purchase order acceptable must be submitted in writing to OSI within ** after receipt of the purchase



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                                     Page 10
         order. OSI may then re-submit the modified purchase order for acceptance by Schwarz, or Schwarz will consider that purchase order null and void.

2.5 Schwarz shall notify OSI as soon as practicable if Schwarz is unable to supply the quantity of Product ordered by OSI in accordance with this
         Article 2; provided, however, that such notice shall in no way limit any right Schwarz may have to cure any supply failure as contemplated by the definition of Inability to Supply or otherwise limit Schwarz's rights hereunder. In the event that an Inability to Supply has occurred, OSI shall have the right, upon written notice to Schwarz, to manufacture itself or procure from any Affiliate of OSI or any third party (including F. Hoffman-LaRoche Ltd. solely with regard to Product not manufactured by Schwarz) ** . Anything to the contrary herein notwithstanding, any Product manufactured or procured in accordance with this Article 2.5 may be manufactured or procured in full batch quantities; provided that under no circumstances shall such full batch quantities exceed the minimum batch sizes for the Product as then currently or as previously approved by the FDA.

2.6 OSI may, at any time during the Term, identify, qualify with the FDA and add to its NDA one or more alternate suppliers (the identity and number of which shall be determined in OSI's sole discretion) for OSI's Requirements of Product. Schwarz shall use commercially reasonable efforts to cooperate with OSI in connection with OSI's efforts to qualify one such alternate supplier. Schwarz acknowledges and agrees that OSI and its alternate suppliers, at all times during the Term, shall have the right to do all things, including filing documents with the FDA, reasonably necessary to ensure that such alternate suppliers are ready at all times to supply Product to OSI. OSI shall not be prohibited from retaining and storing Product which has been manufactured by an alternate supplier in connection with the steps taken in accordance with this Article 2.6 to qualify (and maintain as qualified) such alternate supplier with the FDA and add such alternate supplier to OSI's NDA. Schwarz agrees and acknowledges that the activities contemplated by this Article 2.6 shall not violate OSI's obligations pursuant to Article 2.1 hereof and OSI shall be free to use Product manufactured by an alternative supplier contemplated by this
         Article 2.6 to supply any amount of the Product which OSI has a right to procure pursuant to Articles 2.1.2, 2.1.3 or 2.5; provided, however, that OSI shall not otherwise use any of such Product manufactured by any such alternative supplier to supply any of its Requirements of the Product.


2.7 OSI agrees to and hereby does grant and execute, at no cost to Schwarz, all licenses and sub-licenses under any patents, regulatory approvals, Trademarks and permits held by OSI, including but not limited to the licenses and sub-licenses set forth on Schedule 2.7 attached hereto, for the sole purpose of allowing Schwarz to meet its obligations hereunder.

2.8 After the Effective Date, the parties shall meet to negotiate in good faith an agreement (the "Quality Assurance Agreement") that sets forth the quality assurance and quality control responsibilities of the parties, including documentation, raw material testing,


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                                     Page 11
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         CMC work and maintenance, batch release, batch deviations, batch rejection, change control, stability program, annual reporting, audits, retained samples, Product complaints, adverse drug event reporting, complaints, recalls, contacts with FDA, FDA deficiency letters, and notifying OSI of FDA inspections and visits. The parties shall use commercially reasonable efforts to complete the Quality Assurance Agreement on or before sixty (60) days from the Effective Date.

2.9 Schwarz and OSI shall comply in all material respects with all applicable United States federal, state, and local laws and regulations applicable to each of the parties' activities related to the Product and pursuant to this Agreement.

                                   ARTICLE 3.

[RESERVED]


                    ARTICLE 4. RELEASE, STORAGE AND SHIPMENT

4.1 Release of Product shall be in accordance with the Quality Assurance Agreement.

4.2 Schwarz shall store the API and the Product in accordance with cGMP, the Quality Assurance Agreement and the API Specifications or Product Specifications, as the case may be.

4.3 Schwarz shall package all Product in accordance with the Quality Assurance Agreement and the Product Specifications.

4.4 Schwarz shall use a common carrier as instructed by OSI, or as selected by Schwarz and approved by OSI.

4.5 The Product will be supplied to OSI Ex-Works (Incoterms 2000) Seymour, Indiana, and risk of loss of the Product shall pass from Schwarz to OSI upon delivery of the Product to a common carrier approved by OSI. OSI shall at all times bear the risk of loss of API, except to the extent that any loss is directly attributable to Schwarz not storing or otherwise handling the API in accordance with this Agreement, the API Specifications, the Quality Assurance Agreement and cGMP.

4.6 Schwarz shall be responsible for and agrees to assume any excess shipping charges related to express shipments, partial shipments, or both, as necessary to meet the required delivery date in accordance with Article 2.

4.7 To the extent Schwarz maintains any inventory of Product, Schwarz shall maintain reasonable Product segregation and inventory rotation.

                          ARTICLE 5. PRICE AND PAYMENT

5.1      Schwarz shall supply the Product at the prices set forth on Schedule
         5.1 attached hereto, subject to Article 5.2 of this Agreement. Such price will be adjusted on ** of each calendar year during the term of this Agreement subject to the terms of this Article 5.

5.2 All price increases for the Product shall be effective for purchase orders placed after ** of each calendar year, beginning ** . Price increases shall be equal to the greater of: (a) ** .

5.3      All invoices from Schwarz for Product shall be payable within thirty
         (30) days from receipt of the invoice by OSI.

5.4 Any amounts not paid by OSI within thirty (30) days shall be subject to interest beginning on such date at a rate equal to the lesser of (a) ** per month or (b) the highest rate permitted by applicable law. In each case, applicable interest shall be calculated monthly on the basis of a twelve (12) month year. Any amounts that are the subject of a good faith dispute shall not be subject to such interest.

5.5 Within five (5) days after the Effective Date, OSI shall pay Schwarz ** owing to Schwarz pursuant to Schwarz's invoice # 11304 in respect of the acquisition of that certain Ackley imprinter purchased by Schwarz in connection with the manufacture of the Product. OSI hereby agrees and acknowledges that OSI has no interest in such imprinter and Schwarz owns such imprinter free and clear of any and all liens or encumbrances of OSI.

                        ARTICLE 6. NON-CONFORMING GOODS

6.1 OSI (or its designee) shall examine all shipments of Product from Schwarz for damage, shortages or defects, and shall notify Schwarz in the manner set forth in this Article 6; provided, however, that OSI must be able to show by reasonable proof that any alleged damage, defect or shortage to the Product resulted from processing and/or packaging of the Product by Schwarz and not from any mishandling during the transport to OSI's designated warehouse, or as a result of API provided by OSI.

6.2 No later than thirty (30) days from the date of arrival of Product at OSI's designated warehouse, OSI shall approve or reject any shipment of Product produced by Schwarz hereunder based on whether or not the Product meets the Product Specifications. In order for OSI to discharge the aforesaid responsibility for each lot of the Product produced hereunder, OSI shall receive from Schwarz prior to or simultaneously with shipment, a certificate of analysis (which references the appropriate lot number). If, within ten (10) business days of being informed by OSI that any lot of the Product does not meet Product Specifications, Schwarz does not agree with OSI that such lot of the Product fails to meet Product Specifications, the parties will promptly arrange for the lot in question to be

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                                     Page 13
         tested by a mutually acceptable independent laboratory for conformity with Product Specifications and the determination of such laboratory will be final and binding upon the parties. The cost of any such testing by an independent laboratory shall be borne by the party whose judgment as to the conformity of any lot of the Product with Product Specifications proved to be incorrect. Any lots of the Product not meeting applicable Product Specifications shall, at the request of Schwarz, be destroyed by OSI or returned to Schwarz at the expense of Schwarz. OSI shall not be required to pay any invoice with respect to any shipment of Product properly rejected pursuant to this Article 6. Notwithstanding the foregoing, OSI shall be obligated to pay in full for any rejected shipment of Product that is subsequently determined to meet the Product Specifications. Except to the extent Schwarz may otherwise have an indemnification obligation pursuant to Article 13.1 in respect of any Claims based upon damages incurred by third parties as a result of the use or ingestion of non-conforming Product, Schwarz's sole obligation regarding non-conforming Product shall be to replace such non-conforming Product with conforming Product or to refund the purchase price paid by OSI corresponding to such non-conforming Product and such replacement or refund shall be OSI's sole remedy in respect of such non-conforming Product and any lost profits attributable thereto. Schwarz shall also pay to OSI the cost of API used to manufacture any such replacement Product at OSI's acquisition price, which API shall be sourced by OSI; provided, however, that if the non-conformity of Product is due to OSI's storage or handling of the Product or attributable to the API used to manufacture such non-conforming Product, then OSI shall provide Schwarz at no cost the API to be used to manufacture such replacement Product.

6.3 All claims against Schwarz with respect to any shipment of the Product, resulting from patent defects, shall be deemed waived unless made in writing and received by Schwarz within thirty (30) days after OSI's receipt of such shipment. Nothing in this Article 6.3 shall limit OSI's right to reject and return and receive replacement Product or a refund pursuant to the terms of Article 6.2 above (including the limitation on remedies set forth therein) in respect of Product found not to meet the Product Specifications at the time of delivery by virtue of a latent defect discovered by OSI more than thirty (30) days after delivery to OSI; provided, however, that Schwarz shall have no liability for any non-conforming Product that is reported to Schwarz after the expiration date of such Product.

6.4 To the extent non-conformity of any Product arises from OSI's storage and handling of the Product or the failure of OSI to provide API meeting the API Specifications, Schwarz shall have no liability to OSI on the basis of this Agreement or otherwise. Without limiting the generality of the foregoing, in the situation described in this Article 6.4, Schwarz shall have no obligation to replace such Product, refund or credit any amount paid by OSI for such Product, or reimburse OSI for the cost of the API used in such Product. In the situation described in this Article 6.4, OSI must replace non-complying API with API meeting the API Specifications free of charge upon Schwarz's request. If API becomes unusable based on Schwarz's negligence, willful misconduct or failure to comply with the terms of this Agreement, Schwarz shall purchase replacement API at OSI's acquisition price.

6.5 Stability testing and the on-going stability of Product shall be OSI's sole responsibility and Schwarz has no liability or obligation on the basis of this Agreement or otherwise regarding Product that fails stability or shelf-life requirements unless the failure in stability is attributable to Schwarz's negligence or failure to comply with the terms of this Agreement.

                       ARTICLE 7. RECORDS AND INSPECTIONS

7.1 Schwarz shall keep and maintain all production, control, laboratory and other records in accordance with and for the period required by all applicable laws, including but not limited to, cGMP regulations. Upon reasonable notice and request, such records shall be made available to OSI, or its representatives or designees, and to the representatives of any governmental or regulatory authority.

7.2 ** during each twelve (12) month period of this Agreement, OSI shall have the right to inspect, or at OSI's designation have its representatives or agents (including Genentech and its representatives) inspect Schwarz's facility upon thirty (30) days advance notice. Such inspections shall be done during regular business hours and shall be limited to ** per inspection. Notwithstanding the foregoing, OSI shall have the right to conduct additional inspections, or at OSI's designation have its representatives or agents (including Genentech and its representatives) conduct additional inspections during a twelve
         (12) month period if Schwarz materially deviates from the Quality Assurance Agreement or if a regulatory agency has raised any concerns that could materially affect the ability of Schwarz to manufacture the Product. In addition, OSI (and its representatives) shall have the right to be kept reasonably informed during any regulatory inspection associated with the Product during the Term. Schwarz shall advise OSI within ** business days if an FDA authorized agent or other regulatory body authorized agent visits Schwarz's manufacturing facility and makes inquiry of Schwarz's manufacturing methods of the Product during the Term. Schwarz shall provide OSI with access to any FDA documentation resulting therefrom that relates to the Product. Schwarz shall provide notice to OSI of any deficiency noted in such inspection which deficiency relates to the Product. Furthermore, Schwarz shall notify OSI, in writing, within ** business days of becoming aware of any deficiency or adverse finding noted by any regulatory agency during any such inspection of Schwarz's facilities, whether in relation to the Product or otherwise which may materially impact Schwarz's ability to supply Product hereunder.

7.3 Schwarz and OSI agree that each will maintain a signed copy of this Agreement, including current schedules, until five (5) years after the final shipment and delivery of the Product.

7.4 Schwarz shall exercise reasonable commercial efforts to provide OSI with Product information in Schwarz's possession needed to fulfill OSI's or its designees' obligations to governmental or regulatory agencies upon the reasonable request of OSI. Further, Schwarz acknowledges that OSI or its designees shall be responsible for the management

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                                     Page 15
         and response of all OSI information requests and complaints, and Schwarz agrees to forward any such inquiries to OSI in accordance with the Quality Assurance Agreement.

                        ARTICLE 8. TERM AND TERMINATION

8.1 This Agreement shall commence on the Effective Date and expire ten (10) years thereafter, unless earlier terminated in accordance with this
         Article 8 (the "Term"). Not less than ** prior to the expiration of the Term, OSI shall provide written notice to Schwarz as to whether it desires to renew this Agreement for an additional term. Upon receipt of such written notice by Schwarz, the parties shall commence good faith negotiations with respect to the terms of any such renewal.

8.2      OSI may terminate this Agreement immediately upon written notice to
         Schwarz:

         (a) if the FDA, or other applicable governmental authority, permanently prohibits the Product from being manufactured, shipped, sold, or marketed, in which event all outstanding or unfinished purchase orders (including any minimum purchase obligations pursuant to any forecasts) shall be canceled. The parties will attempt to affix responsibility for all costs associated with outstanding or unfinished purchase orders between themselves; provided that Schwarz shall be reimbursed for Schwarz's costs associated with work in progress and materials on hand; or

         (b) upon the occurrence of a Failure to Supply, provided that OSI's right to terminate this Agreement upon the occurrence of a Failure to Supply must be exercised within ** in which such Failure to Supply has occurred pursuant to Article 1.6 hereof.

8.3 In addition to any other remedies Schwarz may possess pursuant to this Agreement or otherwise, Schwarz may terminate this Agreement if, after ** written notice from Schwarz, OSI (i) fails to make payment of an invoice of over ** Dollars ** which is more than ** past due, or (ii) fails to cease and desist activities which are in violation of the FDA's regulations.

8.4 Except with respect to (i) payment defaults by OSI, which shall be governed by Article 8.3 and (ii) any failure or delay by Schwarz in supplying Product or Schwarz's supply of non-conforming Product, which shall be governed by Articles 2.5, 6.2, 8.2(b) and 13.5, each of Schwarz and OSI shall have the right to terminate this Agreement upon the other party's uncured failure to comply in any material respect with the terms and conditions of this Agreement. If a party seeks to so terminate this Agreement pursuant to this Article 8.4, such party shall give the other party written notice setting forth in reasonable detail the breach or breaches which would form the basis of such termination. If the breaching party fails to correct such breach or breaches within forty-five (45) days after receipt of such notice, then, at the breaching party's option, the asserted breach shall be submitted to arbitration in accordance with Article 17.2. If the asserted breach is confirmed by such arbitration panel or if the breaching party notifies the other party in writing of its election



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                                     Page 16
         not to proceed with arbitration, then the other party shall have the right to terminate this Agreement immediately upon notice to the breaching party, and any reimbursements that accrued prior to the effective date of such termination and that are owed to a party shall be promptly paid by the other party. This Article 8.4 shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any breach hereunder on the part of the other party.

8.5 If either Schwarz or OSI (i) makes a general assignment for the benefit of creditors, (ii) files an insolvency petition in bankruptcy, (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or (v) becomes the subject of any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than ninety (90) days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

8.6 If OSI terminates this Agreement pursuant to Article 8.2(b), 8.4 or 8.5, or if OSI terminates this Agreement pursuant to Article 8.2(a) and the governmental authority prohibition in question was caused by Schwarz's negligence or breach of this Agreement, OSI shall, subject to
         Article 17.6, have the right to procure some or all of the Product that was to be manufactured by Schwarz pursuant to this Agreement from a third-party manufacturer.

         8.6.1 Upon any termination by OSI of the nature described in the first sentence of Article 8.6, Schwarz shall, within a reasonable time period, but in no event less than thirty (30) days following written request from OSI: (a) use commercially reasonable efforts to physically transfer to OSI or its designee all API then in Schwarz's possession that was provided to Schwarz by OSI pursuant to Article 2.2 hereof, (b) use commercially reasonable efforts to physically transfer to OSI or its designee any inventory of Product then in its possession that was manufactured by Schwarz for OSI for which OSI shall pay Schwarz the full price due hereunder, (c) use commercially reasonable efforts to physically transfer to OSI or its designee all work in process for Product to be manufactured by Schwarz for OSI then in Schwarz's possession, for which OSI shall pay Schwarz a pro-rata portion of the full price due hereunder corresponding to the amount of work performed by Schwarz, (d) physically transfer any and all Manufacturing Documentation (as defined in Article 8.6.2) to OSI or its designee and (e) if neither OSI nor any third party has theretofore been qualified with the FDA to manufacture the Product, (i) disclose to OSI or its designee Schwarz's production process for the manufacture of the Product (the "Manufacturing Process"); (ii) provide a license to OSI (with the right to sublicense to Genentech, Inc.) for any Proprietary Information that is required to make the Product; and (iii) provide all cooperation and assistance reasonably requested by OSI to the extent that such cooperation and assistance is reasonably necessary to enable OSI (or its designee) to assume the continued manufacture of the Product, provided, that under no circumstances shall such obligation to provide assistance extend beyond ** after such termination, result in out-of-pocket expenses to Schwarz in excess of ** or result in man hours expended by Schwarz exceeding ** hours in the aggregate. All information transferred pursuant to this
                  Article 8.6.1 shall be deemed to be confidential and shall be treated as such in accordance with Article 11, provided that the transferee shall be permitted to use all such information in connection with the manufacture of the Product, to the extent reasonably required.

         8.6.2 For the purposes of this Agreement, "Manufacturing Documentation" shall mean all documents and records describing or directly related to the Manufacturing Process or any part of the Manufacturing Process which is in Schwarz's possession and is reasonably necessary for proper equipment validation and transfer of Product manufacture to OSI or its designee.

8.7 Upon any termination or expiration of this Agreement, Schwarz shall have the right to purchase that certain ** purchased pursuant to that certain Cross-Purchase Agreement, dated as of March 9, 2001, between OSI and Schwarz, for a price equal to the book value thereof, as reflected on OSI's books on the date of termination or expiration; provided that such price shall reflect depreciation of such equipment calculated in accordance with GAAP, consistently applied.

                ARTICLE 9. OWNERSHIP AND PRODUCT SPECIFICATIONS

9.1 Schwarz acknowledges and agrees that the Product Specifications, the API Specifications, any and all formulae and processes related to the Product (including, without limitation, master batch formulations and procedures, production batch formulations and procedures), and all related Proprietary Information provided by OSI to Schwarz is, and shall remain, the exclusive property of OSI and Schwarz expressly acknowledges and agrees that it has no rights pursuant to this Agreement, and, except as expressly set forth herein, this Agreement in no way confers upon it any rights, to make, use or sell Product for itself (including any of its Affiliates, successors or assigns) or for any third parties, except ** , its Affiliates, successors and assigns.

9.2 As applicable based on each party's obligations under this Agreement, each party shall provide to the other, or its designated agent, the certificate of analysis with each shipment of the Product or API made hereunder. Such certificate of analysis shall certify with respect to each shipment and lot identified by batch or lot number: (1) the quantity of the shipment, (2) assay, release rate and content uniformity, (3) other certification of conformance to Product Specifications or API Specifications as appropriate, and (4) other such certifications or information as set forth in the Quality Assurance Agreement.

9.3 It is hereby agreed and acknowledged by the parties that Schwarz may enter into an agreement with ** whereby Schwarz will manufacture and supply pharmaceutical


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                                     Page 18
         product containing erlotinib to ** and, pursuant to the terms of that agreement, ** designees and assignees. Notwithstanding any other provision hereof, OSI hereby agrees that Schwarz has full right and authority to enter into such agreement and perform its obligations thereunder and hereby authorizes Schwarz to make use of the OSI Proprietary Information to perform Schwarz's obligations pursuant to such agreement.

             ARTICLE 10. REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1     Schwarz warrants, represents, and covenants to OSI as follows:

         10.1.1 Schwarz is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

         10.1.2 Schwarz has the power, authority and all other rights necessary and sufficient to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder.

         10.1.3 Schwarz has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Schwarz and constitutes a legal, valid, binding obligation, enforceable against Schwarz in accordance with its terms.

         10.1.4 Neither the execution and delivery of this Agreement, or any other agreement or instrument contemplated hereby by Schwarz, nor the performance of the obligations contemplated hereby or thereby will: (a) result in any violation of or constitute a breach of any of the terms or provisions of, result in the acceleration of any obligation under, or constitute a default under (i) the certificate of incorporation or by-laws of Schwarz or (ii) any contract or any other obligation to which Schwarz or any of its Affiliates is a party or to which any of them are subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, Schwarz or any of its Affiliates; or (c) constitute a violation by Schwarz or any of its Affiliates of any applicable law or regulation of any jurisdiction as such law or regulation relates to Schwarz or any of its Affiliates.

         10.1.5 Each Product shall be manufactured by Schwarz, and not by any Affiliates, subcontractors or other persons or entities, and shall be manufactured at the site specified in the Quality Assurance Agreement.

         10.1.6 Each Product shall be manufactured, processed, packaged and shipped in conformance with the Quality Assurance Agreement and cGMP and any applicable laws and regulations.

         10.1.7 At the time of shipment each Product will meet the Product Specifications, will not be adulterated or misbranded within the meaning of the Act, nor an article

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                                     Page 19
                  which may not be introduced into interstate commerce under the provisions of Section 4.04 or 5.05 of the Act.

         10.1.8 Each Product shall be manufactured in conformance with the Product's master batch records.

         10.1.9 All raw materials, ingredients, supplies actually supplied or obtained by Schwarz in accordance with Article 2.2 and all equipment utilized in the manufacture of the Product shall comply with all applicable laws and regulations.

         10.1.10 The Product delivered pursuant to this Agreement shall be delivered to OSI free and clear of any liens or encumbrances of any kind that arise from any act or omission of Schwarz or any of its employees or agents.

         10.1.11 Any premises used by Schwarz to meet its obligations under this Agreement currently are and shall be maintained in accordance with cGMP and in such condition as will allow Schwarz to manufacture the Product in compliance with and conformance to cGMP and the Product Specifications.

         10.1.12 There are no pending or, to Schwarz's knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings against Schwarz relating to the activities contemplated by this Agreement or the Product, or that otherwise could reasonably be expected to have a material adverse effect on Schwarz in performing its obligations under this Agreement.


         10.1.13 ALL REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMENT ARE MADE BY SCHWARZ EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING, BUT NOT BY WAY OF LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.2     OSI warrants, represents and covenants to Schwarz as follows:

         10.2.1 OSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         10.2.2 OSI has the power, authority, rights to the Product and all other rights necessary and sufficient to enter into and be bound by the terms and conditions of this Agreement, to license the intellectual property rights to Schwarz pursuant to Article 2.7 and to perform its obligations hereunder.

         10.2.3 OSI has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of OSI and constitutes a legal, valid, binding obligation, enforceable against OSI in accordance with its terms.

         10.2.4 Neither the execution and delivery of this Agreement, or any other agreement or instrument contemplated hereby by OSI, nor the performance of the obligations contemplated hereby or thereby will: (a) result in any violation of or constitute a breach of any of the terms or provisions of, result in the acceleration of any obligation under, or constitute a default under (i) the certificate of incorporation or by-laws of OSI or (ii) any contract or any other obligation to which OSI or any of its Affiliates is a party or to which any of them are subject or bound; (b) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, OSI or any of its Affiliates; or (c) constitute a violation by OSI or any of its Affiliates of any applicable law or regulation of any jurisdiction as such law or regulation relates to OSI or any of its Affiliates.

         10.2.5 The API Specifications and the Product Specifications provided by OSI to Schwarz are and will be those included in the NDA.

         10.2.6 The intellectual property rights which OSI has granted Schwarz the right to use pursuant to Article 2.7 hereof constitute, to the best of OSI's knowledge, all of the proprietary rights necessary to enable Schwarz to manufacture each dosage strength of the Product and engage in all other activities as contemplated by this Agreement. There are no demands, proceedings, claims or other actions instituted, pending or, to OSI's knowledge, threatened alleging that the use by OSI or Schwarz of any intellectual property or other proprietary right pertaining to the Product, or that the use, manufacture, sale or licensing of the Product or any material, design, formula or process related to or comprising the Product, infringes any patent or other intellectual property right of any third party, or otherwise challenging the right of OSI, with respect to the Product, to maintain or use any patent, trademark or service mark, or any application or registration therefore. OSI is not aware of and has not received any communications challenging the validity or enforceability of any such intellectual property rights. The exercise of Schwarz's manufacturing and other activities as contemplated in this Agreement will not, to the best of OSI's knowledge, infringe, misappropriate or misuse any intellectual property right of any third party. Without limiting the generality of the foregoing, there are no pending or, to OSI's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings against OSI relating to OSI's filing of an NDA for the Product or obtaining FDA approval for such NDA.

         10.2.7 There are no pending or, to OSI's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings against OSI relating to the activities contemplated by this Agreement or the Product, or that otherwise could reasonably be expected to have a material adverse effect on OSI in performing its obligations under this Agreement.

         10.2.8 All API provided by OSI to Schwarz and all methods of delivery of such API shall conform to all applicable laws and regulations and API Specifications.

         10.2.9 API delivered pursuant to this Agreement shall be delivered to Schwarz free and clear of any liens or encumbrances of any kind that arise from the actions of OSI or any of its employees or agents.

                          ARTICLE 11. CONFIDENTIALITY

11.1 Each party shall keep strictly confidential and not use, except for purposes of conducting the activities permitted in this Agreement, any Proprietary Information obtained from the other, and the terms and conditions of the Agreement, except Proprietary Information which:

         (a)      at the time of disclosure is in the public domain;

         (b) after disclosure becomes part of the public domain through no act or omission of the receiving party;

         (c) as shown by written records was in the possession of the receiving party prior to disclosure by the disclosing party;

         (d) is independently developed by employees of the receiving party who did not have access to the disclosing party's confidential information; or

         (e) is subsequently obtained by the receiving party from a third party not under an obligation to the disclosing party requiring the third party to maintain the information in confidence.

11.2 Each party agrees that they will disclose the other's Proprietary Information to their own Affiliates, officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their respective rights under this Agreement, and such disclosure shall be limited to the minimum extent possible consistent with such responsibilities and rights. Neither party shall disclose Proprietary Information of the other to any third party without the other's prior written consent; provided, however, that (i) OSI may disclose Schwarz Proprietary Information to Genentech, Inc., or to any third party supplier in accordance with Article 2.6; provided that Genentech, Inc. or any such third party supplier shall be subject to obligations of confidentiality no less restrictive than this Article 11 and (ii) Schwarz may disclose OSI Proprietary Information to ** and its Affiliates, successors and assigns; provided that ** and its Affiliates, successors and assigns shall be subject to obligations of confidentiality no less restrictive than this Article 11. Each party shall take such action to preserve the confidentiality of each other's Proprietary Information as it would customarily take to preserve the confidentiality of its own Proprietary Information (but in no event less than a reasonable standard of care). Each party, upon the other's request, will return all the Proprietary Information disclosed by the other party pursuant to this Agreement, including all copies and extracts of documents promptly following the expiration or termination of this



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                                     Page 22

         Agreement except for one copy maintained in its legal department files solely for the purpose of ensuring compliance with the terms hereof. Notwithstanding the foregoing, either party may disclose information which is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the United States Securities and Exchange Commission, or pursuant to a mandatory disclosure obligation in the course of litigation, provided that in all cases the receiving party shall give the other party prompt notice of the pending disclosure and shall use commercially reasonable efforts to maintain the confidentiality of the information.

11.3 Each party agrees that should it breach or threaten to breach any provisions of this Article 11, the disclosing party will suffer irreparable damages and its remedy at law will be inadequate. Upon any breach or threatened breach by the receiving party of this Article 11, the disclosing party shall be entitled to seek injunctive relief in addition to any other remedy which it may have, without need to post any bond or security.

11.4 The confidentiality provisions of this Article 11 shall survive any termination or expiration of this Agreement for whatever reason for a period of seven (7) years following the date of such termination or expiration.

                             ARTICLE 12. INSURANCE

12.1 Schwarz shall maintain in full force and effect during the Term and all renewals or extensions thereof, and for a period thereafter equal to the shelf life of the final Product batch manufactured pursuant to this Agreement, product liability and comprehensive and general business liability insurance coverage, with minimum limits of ** Dollars ** per occurrence and ** Dollars ** annual aggregate of all claims. All insurance shall be maintained with an independent, reputable insurance carrier. Schwarz will notify OSI of any cancellation at the earliest possible time. Upon request at any time during the term hereof, Schwarz shall furnish OSI with a certificate of insurance evidencing such insurance coverage.

12.2 OSI shall maintain in full force and effect during the Term and all renewals or extensions thereof, and for a period thereafter equal to the shelf life of the final Product batch manufactured pursuant to this Agreement, product liability and comprehensive and general business liability insurance coverage, with minimum limits of ** Dollars ** per occurrence and ** Dollars ** annual aggregate of all claims. All insurance shall be maintained with an independent, reputable insurance carrier. OSI will notify Schwarz of any cancellation at the earliest possible time. Upon request at any time during the term hereof, OSI shall furnish Schwarz with a certificate of insurance evidencing such insurance coverage.



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                                     Page 23

   ARTICLE 13. INDEMNIFICATION; LIMITATION OF REMEDIES; CONTROL OF LITIGATION

13.1 Schwarz shall indemnify, defend and hold harmless OSI, its Affiliates and their respective officers, directors, employees and agents (the "OSI Indemnitees") from and against any and all liability, damage, loss, costs or expenses, including, but not limited to, any costs or expenses (including reasonable legal fees and expenses) (collectively, "Claims") incurred or payable by an OSI Indemnitee, relating to (a) Schwarz's material breach of its representations, warranties, covenants or other obligations under this Agreement or (b) gross negligence or willful misconduct of a Schwarz Indemnitee (as hereinafter defined), except to the extent such Claims arise out of the material breach or default, gross negligence or willful misconduct of a OSI Indemnitee.

13.2 OSI will indemnify, defend and hold harmless Schwarz, its Affiliates and their respective officers, directors, employees and agents (the "Schwarz Indemnitees") from and against any and all Claims incurred or payable by a Schwarz Indemnitee, relating to (a) the packaging, storage, distribution, promotion, sale or use of any Product by OSI or any of OSI's sublicensees, distributors, agents or other parties with which OSI has entered into any collaboration regarding the Product (including, but not limited to, Genentech, Inc.) or the use of the Product by any patient or other third party, (b) any recall of the Product, (c) infringement or contributory infringement of any patent, trademark or copyright of any third party by virtue of Schwarz's activities regarding the Product or pursuant to the terms of this Agreement, (d) OSI's breach of its representations, warranties, covenants or other obligations under this Agreement, or (e) gross negligence or willful misconduct of an OSI Indemnitee, except to the extent such Claims arise out of the material breach or default, gross negligence or willful misconduct of a Schwarz Indemnitee.

13.3 THE FOREGOING INDEMNIFICATION PROVISIONS SHALL APPLY TO CLAIMS OF THE PARTIES HERETO, AS WELL AS THIRD PARTY CLAIMS.

13.4 With respect to third party Claims, the indemnifying party shall have sole control over, and shall assume all expense with respect to, the defense, settlement, adjustment or compromise of any Claim as to which this Article 13 requires it to indemnify the other, provided that (a) the indemnifying party shall use counsel reasonably satisfactory to the other party, (b) the other party may, if it so desires, employ counsel at its own expense to assist in the handling of such claim, (c) the parties shall reasonably cooperate in the sharing of pertinent information related to the claim, and (d) the indemnifying party shall obtain prior written approval of the other party, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such Claim, or ceasing to defend against such claim, if pursuant thereto, or as a result thereof, injunctive or other non-monetary relief would be imposed upon the other party or monetary relief would be imposed upon the other party for which such other party is not indemnified hereunder.

13.5 SCHWARZ'S AND OSI'S LIABILITY IN CONNECTION WITH THIS AGREEMENT AND THE SUBJECT MATTER HEREOF IS SUBJECT TO THE FOLLOWING LIMITATIONS: (A) EXCEPT WITH RESPECT TO THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OSI OR SCHWARZ, THEIR

         RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS AND EXCEPT TO THE EXTENT ATTRIBUTABLE TO A THIRD PARTY CLAIM IN RESPECT OF WHICH A PARTY MAY OTHERWISE HAVE AN INDEMNIFICATION OBLIGATION PURSUANT TO ARTICLE 13.1 OR 13.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT OR INCIDENTAL DAMAGES OF ANY NATURE;
         (B) IN NO EVENT SHALL SCHWARZ'S AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF EXCEED THE AMOUNTS PAID BY OSI TO SCHWARZ PURSUANT TO THIS AGREEMENT PRIOR TO THE APPLICABLE DATE OF DETERMINATION; (C) EXCEPT TO THE EXTENT SCHWARZ MAY OTHERWISE HAVE AN INDEMNIFICATION OBLIGATION PURSUANT TO ARTICLE 13.1 IN RESPECT OF ANY CLAIMS BASED UPON DAMAGES INCURRED BY INDIVIDUALS AS A RESULT OF THE USE OR INGESTION OF NON-CONFORMING PRODUCT, OSI'S SOLE REMEDY FOR CLAIMS ATTRIBUTABLE TO SCHWARZ'S SUPPLY OF NON-CONFORMING PRODUCT, INCLUDING ANY LOST PROFITS ATTRIBUTABLE THERETO, SHALL BE AS SET FORTH IN ARTICLE 6.2; AND (D) OSI'S SOLE REMEDY IN CONNECTION WITH SCHWARZ'S FAILURE TO TIMELY SUPPLY ANY QUANTITY OF PRODUCT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT SHALL BE AS SET FORTH IN ARTICLES 2.5 AND 8.2(b).

                              ARTICLE 14. NOTICES

         Any notices, requests, estimates or other communications hereunder shall be deemed to have been properly given three (3) days after being deposited in the United States mail, first class postage prepaid, or if sent via facsimile with a written acknowledgment from the recipient, or sent via nationally recognized next business day courier addressed as follows:

                     If to OSI:

                              OSI Pharmaceuticals, Inc.
                              58 South Service Road
                              Melville, New York  11747
                              Attn: Vice President, Global Regulatory and CMC
                              Fax:  **

                     With a copy to:

                              OSI Pharmaceuticals, Inc.
                              58 South Service Road
                              Melville, New York 11747
                              Attn: Vice President and General Counsel
                              Fax: **



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                                     Page 25

                     If to Schwarz:

                              Schwarz Pharma Manufacturing, Inc.
                              1101 "C" Avenue West
                              Seymour, Indiana   47274
                              Attn: Vice President, Manufacturing
                              Fax: **

                     With a copy to:

                              Schwarz Pharma, Inc.
                              6140 West Executive Drive
                              Mequon, Wisconsin  53092
                              Attn:  General Counsel
                              Fax:  **




                               ARTICLE 15. TAXES

15.1 OSI shall pay all national, state, municipal or other sales, use, excise, property or other similar taxes, tariffs or assessments, assessed upon or levied against the sale of the Product hereunder (other than taxes or charge imposed on Schwarz's income).

                           ARTICLE 16. FORCE MAJEURE

16.1 The performance by either party of any covenant or obligation on its part to be performed hereunder, other than the obligation of either party to pay money to the other and OSI's exclusive purchase obligations pursuant to Article 2.1 hereof, will be excused by reason of strikes or other labor disturbances, riots, fires, accidents, wars, embargoes, delays of carriers, inability to obtain raw materials, failure of power or natural resources of supply, acts, injunctions, or restraints of government, or any other cause preventing such performance whether similar, or dissimilar, to the foregoing, provided that such excuse will only be valid to the extent that such nonperformance are beyond the reasonable control of the party bound by such covenant or obligation, and provided that the party affected will exert its reasonable best efforts to eliminate any such causes, and resume performance of its covenant with all reasonably possible speed. Notwithstanding the above, OSI shall retain its rights pursuant to
         Article 2.5 hereof corresponding to an Inability to Supply caused by a force majeure event as described in this Article 16 directly affecting Schwarz's performance of its obligations under this Agreement.

                      ARTICLE 17. MISCELLANEOUS PROVISIONS

17.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.



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                                     Page 26

17.2 Arbitration. The parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be resolved through binding arbitration, the result of which shall not be subject to appeal or judicial consideration in any manner other than the entry of an arbitration decision as contemplated below. If the dispute arises between the parties, and if such dispute cannot be resolved after good faith negotiations by the parties, any unresolved controversy or claim between the parties shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as presently in effect, except as modified herein. Each such arbitration shall be conducted by a panel of three
         (3) arbitrators appointed in accordance with the Commercial Arbitration Rules as presently in effect; provided that at least one (1) such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the pharmaceuticals manufacturing industry so as to better understand the legal, business and scientific issues addressed in the arbitral proceeding. A reasoned arbitration decision shall be rendered in writing within thirty (30) days of the conclusion of the arbitration hearing and shall be binding and not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction. Unless otherwise mutually agreed upon by the parties, the arbitration proceedings shall be conducted at the location of the party not originally requesting the resolution of the dispute. Each party must bear its own attorneys' fees and associated costs and expenses. The arbitrators shall have the authority to grant specific performance and allocate costs between the parties (excluding attorney's fees). Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a party's patents shall be submitted exclusively to federal court.

17.3 Waiver. The failure of either party to enforce at any time and for any period the provisions hereof in accordance with its terms shall not be construed as a waiver of such provisions or of the right of either party thereafter to enforce each and every such provision, unless such waiver is in writing, and signed by the party to be charged.

17.4 Relationship of the Parties. Each of the parties hereto are independent contractors and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other party.

17.5 Severability. The provisions of this Agreement are separate and independent covenants, and it is agreed that the invalidity or unenforceability of one or more of the provisions hereof shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect. In the event that any provision of this Agreement is found to be too broad, invalid or unenforceable by any court having jurisdiction, then such court shall have the authority to reform any such provisions as shall be necessary to make the provisions valid and enforceable; however, if the provision is not capable of being reformed, then that invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

17.6 Survival; Continuing Obligations. All representations, warranties and covenants made in this Agreement shall survive the execution of this Agreement, and consummation of the transactions contemplated herein; provided, however, that unless explicitly specified to the contrary, the representations and warranties set forth in Articles 10.1.1 through
         10.1.4 and Article 10.1.12 and Articles 10.2.1 through 10.2.4 and
         Article 10.2.7 shall be made solely as of the execution date of this Agreement. Termination of this Agreement for any reason shall not relieve or release the parties of any obligations accruing before termination occurred. Further, the obligations of the parties under Articles 6.2 through 6.4 (Non-Conforming Goods), 7 (Records and Inspections), 8 (Term and Termination), 9 (Ownership and Product Specifications), 11 (Confidentiality), 12 (Insurance), 13 (Indemnification), 14 (Notices), 15 (Taxes) and 17 (Miscellaneous), shall survive the expiration or termination of this Agreement in accordance with their respective terms.

17.7 Assignment. Neither this Agreement, nor any right or obligation of either party hereunder, shall be assignable except with the other party's prior written consent, except that without such consent and, upon prior written notice to the other party, (i) either party may assign this Agreement to any successor in interest to substantially all of the party's business and assets to which this Agreement relates,
         (ii) OSI or Schwarz may assign this Agreement to one or more of its Affiliates and (iii) only upon the occurrence of a Triggering Event, as defined in that certain Manufacturing and Supply Agreement, dated as of June 4, 2004, between Genentech, Inc. and OSI (the "Genentech Agreement"), as in effect on the date hereof, OSI may assign this Agreement in its entirety, but not in part, to Genentech, Inc., any successor of Genentech, Inc. or any party to whom Genentech, Inc. or its successor has assigned the Genentech Agreement. This Agreement shall be binding upon and shall inure to the benefit of any successor or permitted assign of either party.

17.8 Third-Party Beneficiaries. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto.

17.9 Entire Agreement. This Agreement, including all Exhibits and Schedules attached hereto, together with the Quality Assurance Agreement, that certain Cross-Purchase Agreement, dated as of March 9, 2001, between Schwarz and OSI, constitute the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior contracts, agreements and understandings between the parties related to the same subject matter, including (i) the Purchase Order Agreement, and (ii) that certain Manufacturing and Development Agreement, dated as of April 15, 2001, between OSI and Schwarz.

17.10 Amendments. Except as expressly contemplated elsewhere herein, this Agreement may not be amended, supplemented or modified except by an agreement in writing signed by both parties.

17.11 Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                            SCHWARZ PHARMA MANUFACTURING, INC.







                            By: /s/ Jeffrey W. Siefert
                                -----------------------------------------------
                                Name: Jeffrey Siefert
                                Title: Vice President, Manufacturing




                            OSI PHARMACEUTICALS, INC.







                            By: /s/ Robert L. Simon
                                -----------------------------------------------
                                Name: Robert Simon
                                Title: Vice President, Regulatory Affairs & CMC

                                  SCHEDULE 1.4
                               API SPECIFICATIONS

                           [Please see attached] **



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                                     Page 30

                                  SCHEDULE 1.11
                             PRODUCT SPECIFICATIONS

                            [Please see attached] **





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                                     Page 31

                                  SCHEDULE 1.15
                                   TRADEMARKS

Tarceva(TM)

                                  SCHEDULE 2.2
                       API INVENTORY AS OF EFFECTIVE DATE

                            [Please see attached] **




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                                     Page 33

                                 SCHEDULE 2.3.1
                       INITIAL LONG-TERM PRODUCT FORECAST

                            [Please see attached] **


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                                     Page 34

                                 SCHEDULE 2.3.2
                        INITIAL DETAILED PRODUCT FORECAST

                            [Please see attached] **




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                                     Page 35

                                  SCHEDULE 2.4
                             FORM OF PURCHASE ORDER

                              [Please see attached]

(OSI) pharmaceuticals                           PURCHASE ORDER
                                       PURCHASE ORDER NO    REVISION   PAGE
58 South Service Road                                          0
Suite 110                             THIS PURCHASE ORDER NUMBER MUST APPEAR
Melville, NY 11747                    ON ALL INVOICES, PACKING LISTS, CARTONS
(631) 962-2000                        AND CORRESPONDENCE RELATED TO THIS ORDER.


VENDOR:  SCHWARZ PHARMA
          **

                                      BILL TO:

                                        58 South Service Road
                                        Atten: Accounts Payable
                                        Melville, NY 11747
                                        United States


CUSTOMER ACCOUNT NO.   VENDOR NO.     DATE OF ORDER/BUYER     REVISED DATE/BUYER
                           1925
--------------------------------------------------------------------------------
PAYMENT TERMS                         SHIP VIA              F.O.B.
30 Net                                                        EXWORKS, SEYMOUR
--------------------------------------------------------------------------------
FREIGHT TERMS                         REQUESTOR/DELIVER TO  CONFIRM TO/TELEPHONE
Paid                                                        (812) 523.5490
--------------------------------------------------------------------------------



ITEM      PART NUMBER/DESCRIPTION       DELIVERY DATE       QUANTITY       UNIT      UNIT PRICE       EXTENSION  TAX

          Your #: n/a                                                                                             N

Seller to supply the Product to OSI in accordance with the Supply Agreement between Schwarz Pharma Manufacturing, Inc. and OSI Pharmaceuticals, Inc.




                                                       TOTAL

                                                       AUTHORIZED SIGNATURE
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                                    Page 37

                                  SCHEDULE 2.7
                                    LICENSES



U.S. Patent No. 5,747,498

Tarceva(TM) Trademark

                                  SCHEDULE 5.1
                                 PRICE SCHEDULE



FOR QUANTITIES OF PRODUCT PURCHASED UP TO  **  TABLETS EACH  **                  **  /tablet

FOR QUANTITIES OF PRODUCT PURCHASED IN EXCESS OF  **  TABLETS EACH  **           **  /tablet

FOR QUANTITIES OF PRODUCT PURCHASED IN EXCESS OF  **  TABLETS EACH  **           **  /tablet

For the avoidance of doubt, the ** per tablet and the ** per tablet prices set forth above shall only apply to quantities of Product above each of the thresholds set forth above ( ** tablets each ** and ** tablets each ** respectively).

Quantities of Product purchased pursuant to the Purchase Order Agreement shall not be taken into account in the calculation of prices pursuant to this Supply Agreement.

For the purposes of the above schedule, the first year shall be the twelve month period beginning on the day of the execution of this Supply Agreement and ending twelve months thereafter, and subsequent years shall fall within each such subsequent twelve month period. The quantities of Product purchased in any such year shall be calculated based on the quantities delivered during such year based on the delivery dates specified in the relevant purchase orders; provided such delivery dates are consistent with Article 2 hereof.

The above prices shall be subject to annual increases based upon the Producer Price Index (PPI), pursuant to Article 5.2 hereof.



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                                     Page 39

                                   EXHIBIT A-1
                             INITIAL PURCHASE ORDER

                            [Please see attached] **



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                                     Page 40

                                   EXHIBIT A-2
                              PRIOR PURCHASE ORDER

                            [Please see attached] **




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                                     Page 41